EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-202500) of Newcastle Investment Corp., and

(2)	Registration Statement (Form S-3 No. 333-202501) of Newcastle Investment Corp.;
of our reports dated March 10, 2016, with respect to the consolidated financial statements of Newcastle Investment Corp. and Subsidiaries and the effectiveness of internal control over financial reporting of Newcastle Investment Corp. and Subsidiaries included in this Annual Report (Form 10-K) of Newcastle Investment Corp. and Subsidiaries for the year ended December 31, 2015.
/s/ Ernst & Young LLP
New York, New York
March 10, 2016